Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Amendment No. 11 to Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock, $0.0001 par value, of Digital Lightwave, Inc.

     This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: April 21, 2005	BRYAN J. ZWAN

	By:	/s/ Bryan J. Zwan

Name: Bryan J. Zwan

Dated: April 21, 2005	ZG NEVADA LIMITED PARTNERSHIP

By: ZG Nevada, Inc., as General Partner

	By:	/s/ Bryan J. Zwan

Name: Bryan J. Zwan Title: President

Dated: April 21, 2005	ZG NEVADA, INC.

	By:	/s/ Bryan J. Zwan

Name: Bryan J. Zwan Title: President

Dated: April 21, 2005	OPTEL CAPITAL, LLC

	By:	/s/ Bryan J. Zwan

Name: Bryan J. Zwan Title: President